EXHIBIT 99.1
For Additional Information:
Ed L. Hutchins, 336-732-4200
ed.hutchins@wachovia.com
February 6, 2001

FOR RELEASE:  Immediately


     Wachovia Exploring Strategic Alternatives for its Credit Card Business

     Wachovia Corporation today announced that it has retained Credit Suisse First Boston to assist in an evaluation of strategic alternatives for Wachovia's consumer credit card business. Alternatives could include retaining the business, developing a joint venture or selling the card business. Wachovia Bank Card Services is the nation's 12th largest bank card issuer with approximately $8 billion in receivables from nearly 2.8 million active accounts.
     "Wachovia has built a strong credit card portfolio and has some of the best performance ratios in the business when measured by return on assets, efficiency and credit loss," said L.M. Baker Jr., Wachovia chairman and chief executive officer. "Significant consolidation has occurred in this business in recent years, leading to a very competitive environment. Increasingly there are pressures to spend heavily on marketing programs designed to retain and acquire customers to achieve growth.
      "Although highly profitable, the credit card business is not as relationship-focused as other Wachovia lines of business. Accordingly, it makes sense for us to examine alternatives to maximize shareholder value in this business line."
     Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of Dec. 31, 2000, Wachovia had assets of $74 billion. Wachovia Bank, N.A., the principal subsidiary, has nearly 700 offices and 1,400 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia.
     Credit Suisse First Boston is a leading global investment banking firm serving institutional, corporate, government and individual clients.


This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission.